UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

WAYFAIR INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WAYFAIR INC.
4 COPLEY PLACE, BOSTON, MA 02116
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 12, 2020
To the Stockholders of Wayfair Inc.:
NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Stockholders, or Annual Meeting, of Wayfair Inc., a Delaware corporation, will be held on Tuesday, May 12, 2020 at 11:00 a.m. eastern time. The Annual Meeting will be a virtual stockholder meeting, conducted via live audio webcast, through which you can submit questions and vote online. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/Wayfair2020 and entering your 16-digit control number (included on the Notice Regarding the Availability of Proxy Materials mailed to you). The purpose of the Annual Meeting will be the following:

1.	To elect the eight (8) nominees identified in the accompanying Proxy Statement to serve as directors for the ensuing year (Proposal No. 1).

2.
To ratify the selection by the audit committee of our board of directors of Ernst & Young LLP as the independent registered public accounting firm of Wayfair Inc. for its fiscal year ending December 31, 2020 (Proposal No. 2).

3.	To hold an advisory vote to approve our executive compensation (Proposal No. 3).

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the Proxy Statement. Only stockholders who owned our Class A common stock or Class B common stock at the close of business on March 16, 2020 can vote at the Annual Meeting or any adjournments or postponements that take place. All stockholders are cordially invited to attend the virtual Annual Meeting.
Our board of directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm as described in Proposal No. 2, and FOR the approval, on an advisory basis, of our executive compensation as described in Proposal No. 3.
We are pleased to continue utilizing the Securities and Exchange Commission, or SEC, rules that allow issuers to furnish proxy materials to their stockholders on the Internet. On or about March 31, 2020, we will mail to our stockholders of record as of March 16, 2020 (other than those who previously requested electronic or paper delivery on an ongoing basis) a Notice Regarding the Availability of Proxy Materials, or Notice, with instructions for accessing the proxy materials and voting over the Internet, by telephone or by mail. The Notice also provides information on how stockholders may request paper copies of our proxy materials. We believe electronic delivery of our proxy materials and our 2019 Annual Report will help us reduce the environmental impact and costs of printing and distributing paper copies and improve the speed and efficiency by which our stockholders can access these materials.
Your vote is very important. Whether or not you plan to attend the virtual Annual Meeting, we encourage you to read our proxy materials and submit your proxy or voting instructions as soon as possible over the Internet, telephone or by mail.

By Order of the Board of Directors,
/s/ ENRIQUE COLBERT
Boston, Massachusetts March 31, 2020	Enrique Colbert General Counsel and Secretary

i

WAYFAIR INC.
4 COPLEY PLACE, BOSTON, MA 02116
PROXY STATEMENT
FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS
MAY 12, 2020
We have provided this Proxy Statement and a Proxy Card to you on the Internet or, upon your request, have delivered those proxy materials to you, because the board of directors of Wayfair Inc. is soliciting your proxy to vote at our 2020 Annual Meeting of Stockholders, or Annual Meeting, to be held on May 12, 2020 at 11:00 a.m. eastern time. Unless the context otherwise requires, references to “Wayfair,” “the company,” “we,” “us,” and “our” refer to Wayfair Inc. The Annual Meeting will be held virtually, conducted via live audio webcast, at www.virtualshareholdermeeting.com/Wayfair2020. Be sure to have your 16-digit control number (included in the Notice of Availability of Proxy Materials mailed to you) in order to access the Annual Meeting.
This Proxy Statement summarizes information about the proposals to be considered at the Annual Meeting and other information you may find useful in determining how to vote.
The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.
In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.
We are mailing the Notice Regarding the Availability of Proxy Materials, or the Notice, to our stockholders of record as of March 16, 2020, or the Record Date, on or about March 31, 2020. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the 2019 Annual Report so that our record holders can supply these materials to the beneficial owners of shares of our Class A common stock and Class B common stock as of the Record Date. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 is also available in the Investor Relations section of our website, located at investor.wayfair.com, under the link for “Financials.”

INFORMATION ABOUT THE PROXY PROCESS AND VOTING
Why am I receiving these materials?
We are providing the Proxy Statement and Proxy Card to you on the Internet or, upon your request, by mail, in connection with our Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting, which is being held virtually on the Internet, conducted via live audio webcast, and are requested to vote on the items of business described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy over the Internet, through the ProxyVote app, by telephone or by mail.
How can I access the proxy materials over the Internet?
The Notice contains instructions on how to view the proxy materials on the Internet, vote your shares, and request electronic delivery of future proxy materials. An electronic copy of the Proxy Statement and Annual Report are available at www.proxyvote.com.
How can I request a paper or email copy of the proxy materials?
If you want to receive a paper or e-mail copy of these proxy materials, you must request it. There is no charge for requesting a copy. Please choose one of the following methods to make your request:
1.By Internet: www.proxyvote.com
2.By Telephone: 1-800-579-1639
3.By E-Mail: Please follow the instructions on the Notice
Please make the request as instructed above on or before April 28, 2020 to facilitate timely delivery.
Can I attend the Annual Meeting in person?
We will be hosting the Annual Meeting via live audio webcast on the Internet. You will not be able to attend the meeting in person. Any stockholder can listen to the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/Wayfair2020, where you can also submit questions and vote online. The webcast will start at 11:00 a.m., eastern time, on May 12, 2020. Stockholders may vote and submit questions while connected to the Annual Meeting on the Internet. In order to do so, you will need the 16-digit control number included on the Notice mailed to you. Please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
Who can vote at the Annual Meeting?
Only holders of record of our Class A common stock and Class B common stock at the Record Date will be entitled to vote at the Annual Meeting. At the close of business on March 16, 2020, we had 67,405,391 shares of Class A common stock and 26,957,041 shares of Class B common stock outstanding and entitled to vote. Holders of our Class A common stock are entitled to one vote for each share held as of the above Record Date. Holders of our Class B common stock are entitled to ten votes for each share held as of the above Record Date. Holders of our Class A common stock and Class B common stock will vote as a single class on all matters described in this Proxy Statement.
What am I being asked to vote on?
You are being asked to vote on three (3) proposals:

•	Proposal No. 1—the election of eight (8) directors to hold office until our 2021 Annual Meeting of Stockholders;

•
Proposal No. 2—the ratification of the selection by the audit committee of our board of directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020; and

•	Proposal No. 3—an advisory vote to approve our executive compensation.
In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.
How do I vote?
Stockholder of Record (Shares Registered in Your Name)
If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to participate in the Annual Meeting, we urge you to vote by proxy over the Internet, through the ProxyVote App, by telephone or by mail as instructed below to ensure your vote is counted.

Vote by Internet
Before the Annual Meeting—Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. eastern time on May 11, 2020, the day before the Annual Meeting. Please have your Notice in hand when you access the website and then follow the instructions.
During the Annual Meeting—Go to www.virtualshareholdermeeting.com/Wayfair2020
You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Please have your Notice in hand when you access the website and then follow the instructions.
Vote by ProxyVote App
Download the app from the App Store or Google Play and scan or enter the control number and vote. Please have your Notice in hand when you download the app and then follow the instructions. Once you have created your profile you’ll see nearly all of your available proxies in one place.
Vote by Phone—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. eastern time on May 11, 2020, the day before the Annual Meeting. Please have your Proxy Card in hand when you call and then follow the instructions.
Vote by Mail
If you have requested and received a Proxy Card by mail, you may mark, sign and date your Proxy Card and return it in the postage-paid envelope we provided with it or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Beneficial Owner (Shares Registered in the Name of Broker, Bank or Other Agent)
If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice or these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting via the Internet. However, because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid Proxy Card from your broker or other agent. Please follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a Proxy Card.
Who counts the votes?
Broadridge Investor Communication Solutions, Inc. has been engaged as our independent agent to tabulate stockholder votes, or Inspector of Elections. If you are a stockholder of record, your executed Proxy Card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker returns one Proxy Card to Broadridge on behalf of all its clients.
How are votes counted?
Votes will be counted by the Inspector of Elections, who will separately count “For” and “Abstain” votes and broker non-votes. In addition, with respect to Proposal No. 2 and Proposal No. 3, the Inspector of Elections will count the number of “Against” votes.
What are “broker non-votes”?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine?”
The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020 (Proposal No. 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2. The election of directors (Proposal No. 1) and the advisory vote to approve our executive compensation (Proposal No. 3) are considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal No. 1 or Proposal No. 3.
How many votes are needed to approve the proposal?
With respect to Proposal No. 1, the election of directors, the eight (8) nominees receiving the highest number of votes will be elected. Only votes “For” will affect the outcome of this proposal.
With respect to Proposal No. 2, the affirmative vote of the majority of votes cast is required for approval. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
With respect to Proposal No. 3, the affirmative vote of the majority of votes cast is required for approval. Abstentions and broker non-votes will have no effect on the outcome of this proposal. As an advisory vote, this proposal is not binding. However, our board and compensation committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.
How many votes do I have?
On each matter to be voted upon, you have one (1) vote for each share of Class A common stock you own as of the Record Date and ten (10) votes for each share of Class B common stock you own as of the Record Date.
What if I complete a Proxy Card but do not make specific choices?
If we receive a proxy instruction from you over the Internet, through the ProxyVote App, by telephone or by mail that does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the eight (8) nominees for director, “For” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm and “For” the approval, on an advisory basis, of our executive compensation. If any other matter is properly presented at the Annual Meeting, your designated proxy, if any, will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must vote pursuant to the instructions on each Notice.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date over the Internet, through the ProxyVote App, by telephone or by mail.

•	You may send a written notice that you are revoking your proxy to us at Wayfair Inc., 4 Copley Place, Boston, MA 02116, Attention: Secretary.

•	You may attend the Annual Meeting via the Internet and vote online. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for the 2021 Annual Meeting of Stockholders?
If you are interested in submitting a proposal for potential inclusion in the proxy statement for our 2021 Annual Meeting of Stockholders, you must follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. To be eligible for inclusion in the proxy statement, we must receive your stockholder proposal or information about your proposed director candidate at the address noted below no later than December 1, 2020. However, if the 2021 Annual Meeting of Stockholders is held before April 12, 2021 or after June 11, 2021, then we must receive your stockholder proposal or information about your proposed director candidate at the address noted below a reasonable time before we begin to print and mail our proxy materials for the 2021 Annual Meeting of Stockholders.
If you wish to present a proposal at the 2021 Annual Meeting of Stockholders, but do not wish to have the proposal considered for inclusion in our proxy statement and proxy card, you must also give written notice at the address noted below. We must receive this required notice by February 11, 2021, but no sooner than January 12, 2021. However, if our 2021 Annual Meeting of Stockholders is held before April 12, 2021 or after July 11, 2021, then we must receive the required notice of a proposal or proposed director candidate no earlier than the 120th day prior to the 2021 Annual Meeting and no later than the close of business on the later of (1) the 90th day prior to the 2021 Annual Meeting of Stockholders and (2) the 10th day following the date on which public disclosure was made of the date of the 2021 Annual Meeting of Stockholders.
Any proposals should be sent to us at Wayfair Inc., 4 Copley Place, Boston, MA 02116, Attention: Secretary.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid Annual Meeting. On the Record Date, there were 67,405,391 shares of Class A common stock and 26,957,041 shares of Class B common stock outstanding and entitled to vote. A quorum will be present if stockholders holding a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as a single class) entitled to vote are present at the Annual Meeting or represented by proxy.
Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the Annual Meeting via the Internet. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present or represented by proxy, may adjourn the Annual Meeting to another time or place.
How can I find out the results of the voting at the Annual Meeting?
Voting results will be announced by the filing of a Current Report on Form 8-K with the Securities and Exchange Commission, or SEC, within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our board of directors, or board, is currently comprised of nine individuals. Unless the board determines that vacancies on the board (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the board may be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.
The individuals below, except for Mr. Gamgort, have been nominated to serve as directors and have each agreed to stand for re-election. Mr. Gamgort is resigning from the board when his term expires at our Annual Meeting and therefore he is not included as a nominee for election at this Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named. Each director elected will hold office from the date of their election by the stockholders until the subsequent annual meeting of stockholders or until their successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.
Shares represented by executed proxies will be voted, unless abstained, for the election of the eight (8) nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.
Directors are elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting. The eight (8) nominees receiving the most “FOR” votes among votes properly cast in person or by proxy will be elected to the board as directors. You may vote “FOR” or “ABSTAIN” on each of the nominees for election as director. Shares represented by a properly submitted proxy card will be voted on Proposal No. 1 “FOR” the election of the nominees named herein to the board of directors at the Annual Meeting, unless otherwise marked. A broker non-vote or a properly executed proxy marked “ABSTAIN” with respect to the election of a director will not be voted with respect to such director, although it will be counted for purposes of determining whether there is a quorum.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR THE ELECTION OF EACH NAMED NOMINEE
The following table sets forth our directors, all of whom, except for Mr. Gamgort, are currently standing for re-election, and their respective ages, the year in which they first became a director and positions with us as of the Record Date:

Name	Age	Director Since	Position(s)
Niraj Shah	46	2002	Co-Founder, Chief Executive Officer and President, Director (Co-Chairman)
Steven Conine	47	2002	Co-Founder, Director (Co-Chairman)
Julie Bradley (1)(2)	51	2012	Director
Robert Gamgort (3)(4)	57	2015	Director
Andrea Jung (3)	61	2018	Director
Michael Kumin (2)(3)	47	2011	Director
James Miller	55	2016	Interim Chief Technology Officer, Director
Jeffrey Naylor (1)	61	2018	Director
Anke Schäferkordt (1)	57	2019	Director
_______________________________________________________________________________

(1)	Member of the audit committee.

(2)	Member of the nominating and corporate governance committee.

(3)	Member of the compensation committee.

(4)	Mr. Gamgort is resigning from the board as of the Annual Meeting and will not stand for re-election.
Set forth below is biographical information for each nominee. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the board to conclude that they should serve as directors.

Niraj Shah is our co‑founder and has served as our Chief Executive Officer and a director since 2002. Before founding Wayfair, Mr. Shah served as Chief Executive Officer for Simplify Mobile Corporation, an enterprise software company he co‑founded in 2001, and Entrepreneur‑in‑Residence at Greylock Partners, a venture capital firm, in 2001. Mr. Shah served in various roles at iXL Enterprises, Inc., including as Chief Operating Officer and a director, from 1998 to 2000, and as Chief Executive Officer of Spinners Incorporated, an IT consulting company he co‑founded, from 1995 to 1998. Mr. Shah received a B.S. from Cornell University. We believe Mr. Shah is qualified to serve on our board of directors due to the leadership and operational experience he brings as our Chief Executive Officer, as well as the vision and continuity he brings as our co‑founder.

Steven Conine is our co‑founder and has served as a director since 2002; he previously served as our Chief Technology Officer from 2002 until 2015. Prior to founding Wayfair, Mr. Conine served as Chief Technology Officer for Simplify Mobile Corporation, an enterprise software company he co‑founded in 2001, Chief Operating Officer for the London office of iXL Enterprises, Inc. from 1999 to 2000, and Chief Technology Officer of Spinners Incorporated, an IT consulting company he co‑founded, from 1995 to 1998. Mr. Conine has served on the board of directors of CarGurus, Inc. since June 2018. Mr. Conine received a B.S. from Cornell University. We believe Mr. Conine is qualified to serve on our board of directors due to the technological and operational experience he brings as a long-time executive at Wayfair, as well as the vision and continuity he brings as our co‑founder.

Julie Bradley has served as a member of our board of directors since September 2012. Ms. Bradley was the Chief Financial Officer of TripAdvisor, Inc., an online travel planning site, from October 2011 to November 2015. She previously served as the Chief Financial Officer of Art Technology Group, Inc., an e‑commerce software company, from 2005 to 2011, the Vice President of Finance for Akamai Technologies, Inc. from 2000 to 2005 and an accountant at Deloitte & Touche LLP from 1993 to 2000. Ms. Bradley has served on the board of directors of Blue Apron, Inc. since September 2015, and previously served on the boards of Constant Contact, Inc. from June 2015 to February 2016 and ExactTarget, Inc. from September 2012 to July 2013. Ms. Bradley received a B.A. from Wheaton College. We believe Ms. Bradley is qualified to serve on our board of directors due to her financial expertise and her experience in corporate development.
Andrea Jung has served as a member of our board of directors since May 2018. Ms. Jung has served as the President and Chief Executive Officer of Grameen America LLC, a nonprofit microfinance organization, since April 2014, where she also serves on the board of directors. Ms. Jung previously served as Executive Chairman of Avon Products, Inc., a personal care products company, from April 2012 to December 2012, and as Chairman of the board of directors of Avon from September 2001 to April 2012. Ms. Jung served as Chief Executive Officer of Avon from November 1999 to April 2012, and served as a member of the board of directors of Avon from January 1998 to December 2012. Ms. Jung has served on the board of directors of Apple Inc. since January 2008 and Unilever PLC and Unilever N.V. since May 2018, and previously served on the boards of General Electric Company from July 1998 to March 2018 and Daimler AG from April 2013 to April 2018. Ms. Jung is a graduate of Princeton University. We believe Ms. Jung is qualified to serve on our board of directors due to her board and executive-level experience in retail, technology and other businesses.

Michael Kumin has served as a member of our board of directors since June 2011. Mr. Kumin has worked as an investment professional at Great Hill Partners, a private equity investment firm, since 2002 where he currently serves as a Managing Partner. Mr. Kumin has served on the board of directors of Yoga Works, Inc. since July 2014 and The RealReal since May 2017. Mr. Kumin also serves on the board of directors of several private companies. Mr. Kumin received a B.A. from Princeton University’s Woodrow Wilson School of Public & International Affairs. We believe Mr. Kumin is qualified to serve on our board of directors due to his experience in the e‑commerce industry as a private equity investor and his service on the board of directors of other technology companies.
James Miller has served as a member of our board of directors since July 2016 and as our Interim Chief Technology Officer since August 2019. Mr. Miller previously served as Chief Executive Officer of AREVO from February 2018 to December 2018, and as Vice President of Worldwide Operations at Google Inc. from June 2010 until February 2018. Prior to joining Google, Mr. Miller was Executive Vice President of Sanmina-SCI Corporation, one of the world’s largest electronic manufacturing service providers, where he had responsibility for their industrial, clean tech, multimedia and automotive businesses. Mr. Miller currently serves on the advisory board of a number of private companies. Mr. Miller received a B.S. from Purdue University, an M.S. from MIT and an MBA from the Sloan School of Management at MIT. We believe Mr. Miller is qualified to serve on our board of directors due to his board and executive-level experience both in technology and in other businesses.

Jeffrey Naylor has served as a member of our board of directors since January 2018. Mr. Naylor has served as Managing Director of Topaz Consulting, LLC, a financial consulting firm, since he founded the company in April 2014. Mr. Naylor previously served as a senior executive with The TJX Companies, Inc., including as Chief Financial Officer from 2004 to 2006;

as Chief Financial and Administrative Officer from 2006 to 2007; as Chief Administrative and Business Development Officer from 2007 to 2009; as Chief Financial and Administrative Officer from February 2009 to January 2012; as Chief Administrative Officer from January 2012 to February 2013; and as Senior Corporate Advisor from February 2013 to April 2014. Prior to joining TJX, Mr. Naylor served as Chief Financial Officer of Big Lots, Inc. from 2001 to 2004 and Chief Financial and Administrative Officer of Dade Behring, Inc. from 2000 to 2001. Mr. Naylor has served on the board of directors of Synchrony Financial since July 2014, Emerald Expositions since September 2013, and Dollar Tree, Inc. since March 2018. Mr. Naylor also serves on the board of directors of a privately held company. Mr. Naylor received a B.A. from Northwestern University and an M.B.A. from the Kellogg Graduate School of Management at Northwestern University. We believe Mr. Naylor is qualified to serve on our board of directors due to his board and executive-level experience both in retail and in other businesses.

Anke Schäferkordt has served as a member of our board of directors since September 2019. Ms. Schäferkordt previously served as the Chief Executive Officer of RTL Television and Mediengruppe RTL Deutschland GmbH from 2005 to 2018 and the Co-Chief Executive Officer of RTL Group S.A. from 2012 to 2017. Ms. Schäferkordt was a member of the Executive Board of Bertelsmann SE & Co. KGaA from 2012 to 2018 and she currently serves as a member of the BASF SE Supervisory Board. Ms. Schäferkordt is a graduate of Paderborn University. We believe Ms. Schäferkordt is qualified to serve on our board of directors due to her board and executive-level experience in media and international businesses.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE ELECTION OF EACH NAMED NOMINEE

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of directors has engaged Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020, and is seeking ratification of such selection by our stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since the year ended December 31, 2012. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the company and our stockholders.
Principal Accountant Fees and Services
The following table provides information regarding the fees incurred to Ernst & Young LLP during the years ended December 31, 2019 and 2018. All fees described below were approved by the audit committee.

	Year Ended
	December 31, 2019	December 31, 2018
Audit Fees (1)	$2,372,766	$2,498,500
Audit-Related Fees	—	—
Tax Fees (2)	122,354	140,210
All Other Fees (3)	1,960	1,960
Total Fees	$2,497,080	$2,640,670
_______________________________________________________________________________

(1)
Audit fees of Ernst & Young LLP for 2019 and 2018 were for professional services rendered in connection with the annual audit of our consolidated financial statements and internal controls over financial reporting, the review of our quarterly condensed consolidated financial statements, consultations on accounting matters directly related to the audit, issuance of comfort letters and related accounting, consents and assistance with and review of documents filed with the SEC.

(2)	Tax fees of Ernst & Young LLP for 2019 and 2018 were for fees billed for services rendered for tax compliance, tax advice, and tax planning.

(3)	All other fees of Ernst & Young LLP for 2019 and 2018 were for access to Ernst & Young LLP’s online accounting research tool.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee charter provides that the audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval would generally be requested annually, with any pre-approval detailed as to the particular service, which must be classified in one of the four categories of services listed above. The audit committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the Securities and Exchange Committee, or SEC, and the Public Company Accounting Oversight Board. The audit committee has pre-approved all services performed since our policy on pre-approval of audit and non-audit services was adopted.
In order for Proposal No. 2 to be approved, holders of a majority of the votes properly cast at the Annual Meeting must vote “FOR” Proposal No. 2. Abstentions and broker non-votes are not votes cast and will not be counted either “FOR” or “AGAINST” the proposal. Therefore, abstentions and broker non-votes will have no effect on the proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL NO. 2

PROPOSAL NO. 3
NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Securities Exchange Act of 1934, our board is asking that stockholders cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation of the company's named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement, is hereby approved.”

This proposal, commonly known as a “say-on-pay” proposal, gives you as a stockholder the opportunity to express your views on our named executive officers’ compensation. This vote is not intended to address any specific element of our compensation programs, but rather the overall compensation of our named executive officers and the philosophies, policies and practices described in this Proxy Statement.

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, or CD&A, our compensation philosophy is weighted towards providing equity awards that focus on long-term performance, which we believe helps to retain our executives and aligns their interests with those of our stockholders by allowing them to participate in the longer-term success of our company as reflected in stock price appreciation. Stockholders are urged to read our CD&A, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative, which provide detailed information on the compensation of our named executive officers.

At our 2016 Annual Meeting of Stockholders, our stockholders approved, on an advisory basis, a frequency of every three (3) years for casting advisory votes approving our executive compensation. Due to the vote of stockholders on the matter, as well as the long-term focus of our compensation philosophy, we adopted a three-year interval for the advisory vote on executive compensation. Accordingly, after the Annual Meeting, our next such stockholder advisory vote will occur at our 2023 annual meeting of stockholders.

Although the vote you are being asked to cast is non-binding, we value the views of our stockholders, and the compensation committee and our board will consider the outcome of the vote when making future compensation decisions for our named executive officers.

In order for Proposal No. 3 to be approved, holders of a majority of the votes properly cast at the Annual Meeting must vote “FOR” Proposal No. 3. Abstentions and broker non-votes are not votes cast and will not be counted either “FOR” or “AGAINST” the proposal. Therefore, abstentions and broker non-votes will have no effect on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL NO. 3

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Wayfair Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our board. The audit committee’s functions are more fully described in its charter, which is available at the Investor Relations section of our website, located at investor.wayfair.com under the link for “Governance.” Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. Ernst & Young LLP, our independent registered public accounting firm for fiscal year 2019, is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States and the effectiveness of our internal control over financial reporting.
The audit committee is also responsible for appointment, compensation, retention and oversight of the work of the independent auditor, including pre-approving any audit and non-audit service provided to the company by the independent auditor, periodically reviewing and evaluating the performance of the lead audit partner, as well as reviewing and considering the selection of the lead audit partner. The audit committee also periodically considers whether there should be a rotation of the company’s independent registered public accounting firm. In addition to Ernst & Young LLP’s independence from Wayfair and management, the audit committee also considers several other factors in deciding whether to re-engage Ernst & Young LLP, including: the quality of Ernst & Young LLP’s staff, work and quality control; Ernst & Young LLP’s policies related to independence; Ernst & Young LLP’s global reach; and Ernst & Young LLP’s capability and expertise to perform an audit of the company’s financial statements and internal control over financial reporting, given the breadth and complexity of Ernst & Young LLP’s business and global footprint.
In fulfilling its oversight responsibilities, the audit committee reviewed with management and Ernst & Young LLP the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.
The audit committee also discussed with Ernst & Young LLP the matters that are required to be discussed by the Public Company Accounting Oversight Board, or PCAOB, as adopted in Auditing Standard No. 1301, Communications with Audit Committees. Ernst & Young LLP has also provided the audit committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and the audit committee has discussed with Ernst & Young LLP that firm’s independence. The audit committee has concluded that Ernst & Young LLP’s provision of audit and non-audit services to Wayfair and its affiliates is compatible with Ernst & Young’s independence. Finally, the audit committee discussed with Ernst & Young LLP, with and without management present, the scope and results of Ernst & Young LLP’s audit of such financial statements.
Based on these reviews and discussions, the audit committee has recommended to our board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC. The audit committee also has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 and is seeking ratification of such selection by the stockholders.

By the Audit Committee of the Board of Directors of Wayfair Inc.:
Julie Bradley (Chairperson) Jeffrey Naylor Anke Schäferkordt

CORPORATE GOVERNANCE
Code of Business Conduct and Ethics
Our board has adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code provides guidance and outlines expectations on key areas including insider trading, conflicts of interest, reporting of illegal or unethical behavior, and environmental, health and safety matters. A copy of the code may be found at the Investor Relations section of our website, located at investor.wayfair.com under the link for “Governance.” We intend to make all required disclosures regarding any amendments to, or waivers from, any provisions of the code at the same location of our website. Information included on or accessible through our website is not incorporated by reference herein.
Anti-Hedging and Anti-Pledging Policies
Our Insider Trading Policy prohibits any officer, director or employee from engaging in hedging transactions with respect to our equity securities. Similarly, officers, directors and employees are prohibited from holding our equity securities in a margin account or pledging securities as collateral for a loan, except that our compensation committee may permit the pledge of equity securities as collateral for a loan (not including margin debt) in limited circumstances if a person requests to do so and demonstrates the financial capacity to repay the loan. The compensation committee may approve or deny the request in its sole discretion. For the year ended December 31, 2019, no such requests were made by our named executive officers or members of our board.
Corporate Governance Guidelines
Our board adopted Corporate Governance Guidelines to ensure that the board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of the company’s stockholders. The Corporate Governance Guidelines set forth the practices the board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, succession planning, and board committees and compensation. A copy of the Corporate Governance Guidelines may be found at the Investor Relations section of our website, located at investor.wayfair.com under the link for “Governance.”
Independence of the Board of Directors
Our board has determined that all of our directors that served in the past fiscal year, other than Messrs. Shah, Conine and Miller, qualify as “independent” directors in accordance with the rules and regulations of the NYSE. Each of Messrs. Shah, Conine and Miller is not considered independent because he is an employee of the company. Mr. Miller was an independent director in accordance with the applicable rules and regulations of the NYSE prior to his appointment as the company’s Interim Chief Technology Officer on August 1, 2019. In making its independence determination with respect to Mr. Gamgort, the board determined that Mr. Gamgort’s position as the Chief Executive Officer of Keurig Dr Pepper, a supplier of the company, did not impair his independence.
Leadership Structure of the Board
Our board is currently co-chaired by Niraj Shah, our Co-Founder and Chief Executive Officer, and Steven Conine, our Co-Founder. Our board has established the position of lead independent director and elected Mr. Kumin our lead independent director. As lead independent director, Mr. Kumin presides over meetings of our independent directors, serves as a liaison between our co-chairmen of the board and the independent directors and performs such additional duties as our board may otherwise determine and delegate. Our bylaws and Corporate Governance Guidelines provide our board with flexibility to combine or separate the positions of chairman of the board and Chief Executive Officer and/or utilize a lead director in accordance with its determination that one or the other structure would be in the best interests of our company. Our board has concluded that our proposed leadership structure is appropriate at this time. However, our board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process
Risk assessment and oversight are an integral part of our governance and management processes. Our board, as a whole and through its committees, has responsibility for overall risk management. Our board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and standing 360 degree business review meetings across the organization, and also conducts specific strategic planning and review sessions throughout the year that include a focused discussion and analysis of the risks facing us. Senior management reviews these risks with the board and the audit committee at regular board and audit committee meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.
While our board is ultimately responsible for the risk oversight of the company, our audit committee has primary responsibility for the oversight of many of the risks facing our business. The audit committee’s charter provides that it will review and discuss our policies with respect to risk assessment and risk management, which includes overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also monitors compliance with legal and regulatory requirements and it considers and approves or disapproves any related party transactions. In addition, our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. In addition, our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines.
Board Meetings and Committees
Our board meets on a regular basis during the year. Our board met four times in 2019. Each director attended 75% or more of the aggregate number of meetings of the board and all committees of the board on which he or she served held during the period for which he or she was a director in 2019. Six of our directors attended our 2019 annual meeting of stockholders. We have encouraged all of our directors and nominees for director to attend our Annual Meeting; however, attendance is not mandatory.
Our board has established three standing committees—audit, compensation and nominating and corporate governance—each of which operates under a charter that has been approved by our board and that satisfies the applicable standards of the SEC and NYSE. The table below provides current committee composition as well as meeting information for the last year.

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee	Independent
Niraj Shah
Steven Conine
Julie Bradley	X*		X	X
Robert Gamgort		X		X
Andrea Jung		X		X
Michael Kumin		X*	X*	X
James Miller
Jeffrey Naylor	X			X
Anke Schäferkordt	X			X
Total Meetings in 2019	4	4	0 (1)
*Committee Chair
(1) The nominating and governance committee typically acts by written consent.
The functions performed by these committees are set forth in more detail in their charters, which may be found at the Investor Relations section of our website, located at investor.wayfair.com under the link for “Governance”, and are summarized below. Information included on or accessible through our website is not incorporated by reference herein.

Audit Committee
Our audit committee oversees our corporate accounting and financial reporting process as well as our risk assessment and risk management policies. Among other matters, the audit committee:

•	appoints and determines the compensation and retention of our independent registered public accounting firm;

•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;

•	determines the engagement of the independent registered public accounting firm;

•	reviews and approves the scope of the annual audit and the audit fee;

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly and annual financial statements;

•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;

•
reviews our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	reviews annual reports from the independent registered public accounting firm regarding its internal quality control procedures;

•	discusses the company’s policies with respect to risk assessment and risk management;

•	provides oversight of our compliance with legal and regulatory requirements;

•	reviews our critical accounting policies and estimates;

•	is responsible for investigating any reports received by our whistleblower portal or hotline; and

•	reviews, at least annually, the audit committee charter and the committee’s performance.
Our board has determined that each of Mses. Bradley and Schäferkordt and Mr. Naylor is an independent director under NYSE rules and under Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our board has determined that Ms. Bradley is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable NYSE rules and regulations.
Compensation Committee
The compensation committee’s responsibilities include:

•
reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer, evaluating the performance of the Chief Executive Officer in light of those goals and objectives and, based upon this evaluation (either alone or, if directed by our board, in conjunction with a majority of the independent directors on our board), setting the Chief Executive Officer’s compensation;

•	reviewing and setting or recommending to our board the compensation of our executive officers other than the Chief Executive Officer;

•	reviewing and recommending to our board the compensation of our directors;

•	reviewing and approving or recommending to our board our incentive compensation and equity-based plans and arrangements;

•
preparing the Compensation Committee Report on executive officer compensation as required by the SEC to be included in our annual proxy statement or annual report on Form 10-K and reviewing and discussing the CD&A, with our management and considering whether to recommend to our board that the CD&A be included in the appropriate filing;

•	reporting regularly to our board of directors regarding its activities; and

•	reviewing and evaluating, at least annually, the performance of the compensation committee and its members, and periodically reviewing and reassessing its charter.
Our board has determined that each of Messrs. Gamgort and Kumin and Ms. Jung is independent under the applicable rules and regulations of the NYSE and is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to our board the persons to be nominated for election as directors and to each of our board’s committees;

•	reviewing and making recommendations to our board with respect to management succession planning;

•	developing and recommending to our board a set of corporate governance guidelines and principles, and reviewing and reassessing the adequacy of such guidelines;

•	overseeing the evaluation of our board and its various committees; and

•	reviewing and evaluating, at least annually, the performance of the nominating and corporate governance committee and its members, and periodically reviewing and reassessing its charter.
Our board has determined that each of Ms. Bradley and Mr. Kumin is an independent director under the applicable rules and regulations of the NYSE.
Director Nomination Process
The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations; meetings from time-to-time to evaluate biographical information and background material relating to potential candidates; and interviews of selected candidates by members of the nominating and corporate governance committee, the board and members of senior management. The nominating and corporate governance committee may also retain the services of an executive search firm to help identify and evaluate potential director candidates.
In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, our nominating and corporate governance committee considers the qualifications set forth in our Corporate Governance Guidelines, which are available at the Investor Relations section of our website, located at investor.wayfair.com under the link for “Governance.” These qualifications include highest personal and professional ethics, integrity and values. Additional criteria may also include the candidate’s ability to make independent judgments, a general understanding of our business, service on other boards, professional background, education and diversity. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee.
When recommending to the board the nominees for election as directors, our nominating and corporate governance committee shall consider candidates proposed by stockholders, and shall apply the same criteria and follow substantially the same process in considering such candidates as it does in considering other candidates. Stockholders nominating director candidates must follow the procedures set forth under the section herein titled “INFORMATION ABOUT THE PROXY PROCESS AND VOTING”, “When are stockholder proposals due for the 2021 Annual Meeting of Stockholders?”.
You can find more detailed information on our process for selecting board members and our criteria for board nominees in our Corporate Governance Guidelines, which are available at the Investor Relations section of our website, located at investor.wayfair.com under the link for “Governance.”

Stockholder Communications with the Board of Directors
Stockholders and other interested parties may communicate with the board, or any individual member of the board, at the following address:
Wayfair Inc.
4 Copley Place
Boston, MA 02116
Attention: Secretary
Communications must state the number of shares owned by the person making the communication, if any. Our Secretary will review and forward such communication to all of the members of the board or to the individual director(s) to whom the communication is addressed unless the communication is unduly frivolous, hostile, threatening or similarly inappropriate, in which case, our Secretary may disregard the communication in his or her discretion.
Compensation Committee Interlocks and Insider Participation
During 2019, the members of our compensation committee were Robert Gamgort, Andrea Jung, Michael Kumin and Romero Rodrigues. In September 2019, Mr. Rodrigues retired from the board and Ms. Jung joined the compensation committee. No member of our compensation committee during our last fiscal year is or has been a current or former officer or employee of Wayfair Inc. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our compensation committee during our last fiscal year.

Corporate Social Responsibility
Our approach to corporate social responsibility is based on our belief that our long-term success as a business is tied to the strength of our customers, our communities, our planet, and our employees. We demonstrate our commitment to corporate social responsibility and our communities through corporate partnerships, charitable giving, and our employee volunteer program. We encourage our employees to contribute to the community by giving each full-time employee eight hours of paid time off to volunteer annually. Employees can use this time to serve the community in a number of ways, some of which have included volunteering at homeless shelters and animal shelters, donating time to philanthropic projects, and working with one of our corporate partners, Habitat for Humanity. We also support both Habitat for Humanity International and Homes for Our Troops on our website, at checkout, where customers are given the opportunity to donate to either organization. One hundred percent of customer donations made through our website are given directly to our charitable partners. We also provide in-kind donations to Habitat for Humanity in our local communities. In addition, we recognize the opportunity and importance of implementing measures to reduce our overall impact on the environment. We are focused on reducing our own direct climate “footprint” and we are exploring opportunities for emission reduction and eco-friendly innovations throughout our supply chain.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We describe below transactions and series of similar transactions, during our last fiscal year, with our executive officers, directors or holders of more than 5% of our common stock (or, in each case, their affiliates or immediate family members), each of whom we refer to as a “related party,” in which the amounts involved exceeded $120,000.
In 2019, we entered into the following transactions in the ordinary course of business:

•	We paid $475,503 to CO9 Design, a supplier, in ordinary course supplier payments. Sarah Conine, the sister of Steven Conine, our co-founder, executive officer and director, owns CO9 Design.

•	We paid $1,869,068 to Keurig Dr Pepper, a supplier, in ordinary course supplier payments. Robert Gamgort, a member of our board, is the CEO of Keurig Dr Pepper.

•
We paid $976,159 to Apple Inc., the technology company, in advertising costs and hardware and software purchases. Andrea Jung, a member of our board, is a member of the board of directors of Apple Inc.

•
We paid $196,363 to Chrome River Technologies, an expense report software provider, in ordinary course vendor payments. Great Hill Partners has invested in Chrome River Technologies and Michael Kumin, a member of our board, is a Managing Partner at Great Hill Partners

•
We paid approximately $1.3 million to entities owned jointly by Niraj Shah and Steve Conine, our co-founders, in reimbursements for business-related travel services for certain of our executive officers, including Mr. Shah and Mr. Conine. Mr. Shah and Mr. Conine beneficially own 100% of two aircraft, which are used by Mr. Shah, Mr. Conine and our other executive officers from time to time for business trips. The reimbursement rate for use of these aircraft is $7,500 per hour. This hourly reimbursement rate was based upon a competitive analysis of comparable chartered aircraft rates that showed that the reimbursement rate is at or below market rates for the charter of similar aircraft. Due to the fact that the hourly rate paid for the use of these aircraft is less than the actual operational costs incurred by Mr. Shah and Mr. Conine as owner of these aircraft, Mr. Shah and Mr. Conine do not profit from the use of their aircraft.

Our board has adopted written policies and procedures for the review of any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Wayfair (including any of its subsidiaries) was, is or will be, a participant, where the amount involved exceeds $120,000 in any one fiscal year, and a related party had, has or will have a direct or indirect material interest.
If a related party proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related party transaction,” the related party is required to report the proposed related party transaction to our general counsel. The proposed related party transaction will be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance approval of a related party transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chairperson of the audit committee subject to ratification of the transaction by the audit committee at the committee’s next regularly scheduled meeting. If the transaction is not so ratified, the policy will require management to make all reasonable efforts to cancel or annul such transaction. Any related party transactions that are ongoing in nature will be reviewed annually.
A related party transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related party’s interest in the transaction. In reviewing and approving any such transactions, the audit committee will be tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related party’s interest in the transaction.

EXECUTIVE OFFICERS
The following table sets forth our executive officers and their respective ages and positions with us as of the Record Date:

Name	Age	Position(s)
Niraj Shah	46	Co-Founder, Chief Executive Officer and President, Director (Co-Chairman)
Steven Conine	47	Co-Founder, Director (Co-Chairman)
Michael Fleisher	55	Chief Financial Officer
Edmond Macri	48	Chief Product & Marketing Officer
James Miller	55	Interim Chief Technology Officer
Thomas Netzer	50	Chief Operating Officer
Stephen Oblak	46	Chief Merchandising Officer

Each of our Co-Founders, Niraj Shah and Steven Conine, and our Interim Chief Technology Officer, James Miller, also serve on our board and their biographical information can be found above under the heading “Proposal No. 1 - Election of Directors”. The biographical information for our other executive officers is set forth below.

Michael Fleisher has served as our Chief Financial Officer since October 2013. Prior to joining Wayfair, Mr. Fleisher served at Warner Music Group as the Vice Chairman, Strategy and Operations from 2008 to 2011 and also served as Executive Vice President and Chief Financial Officer from 2005 to 2008. Mr. Fleisher’s responsibilities for Warner Music Group included overseeing its global corporate strategy and operations. He was previously the Chief Executive Officer of Gartner, Inc. from 1999 to 2004 and its Chairman from 2001 to 2004. Mr. Fleisher has served on the board of directors of Squarespace, Inc. since December 2018. Mr. Fleisher received a B.S. from the University of Pennsylvania’s Wharton School of Business.

Edmond Macri has served as Chief Product & Marketing Officer since November 2015 and previously as our Senior Vice President, Marketing and Analytics from March 2013 to November 2015, our Vice President, Marketing and Business Intelligence from March 2009 to March 2013 and our Director, Business Intelligence from March 2007 to March 2009. Prior to joining Wayfair, Mr. Macri served as Product Marketing Manager at Emptoris, Inc. from 2005 to 2007, Marketing Manager at DigitasLBi from 2001 to 2005 and as a Software Product Manager and Programmer and Analyst at Bain & Company from 1994 to 1999. Mr. Macri received a B.A. from Dartmouth College and an M.B.A from the Massachusetts Institute of Technology’s Sloan School of Management.
Thomas Netzer has served as our Chief Operating Officer since July 2019. Prior to that Mr. Netzer served as our Vice President, COO - Europe from April 2018 to July 2019. Prior to joining Wayfair, Mr. Netzer worked at McKinsey & Company for more than 20 years in various positions, most recently as a Senior Partner, where he focused on the transportation and infrastructure industries and co-led McKinsey’s global logistics practice. Mr. Netzer received a B.A. and a Ph.D. from the University of Cologne.
Stephen Oblak has served as our Chief Merchandising Officer since May 2017 and previously as our Senior Vice President, General Manager of Wayfair.com from March 2014 to May 2017; our Vice President, Category Management from July 2011 to March 2014; and as our Director, Category Management from October 2009 to July 2011. In his current role, Mr. Oblak leads global merchandising, pricing, analytics and brand. Additionally, he is General Manager of North America Retail leading the Wayfair.com, Wayfair.ca, Joss & Main, AllModern, Birch Lane, and Perigold businesses. Prior to joining Wayfair, Mr. Oblak served as Vice President of River West Brands, a brand acquisition and enterprise development company focused on acquiring and re‑commercializing dormant consumer brands, from 2007 to 2009. He previously served as Senior Director of the Strategy Consulting Group of FutureBrand Worldwide from 2003 to 2007, as a consultant to Peppers & Rogers Group from 2002 to 2003 and as a Senior Manager of the International Financial Services practice of the Corporate Executive Board from 1995 to 1999. He received a B.A. from Hamilton College and an M.B.A. from Northwestern University’s Kellogg School of Management.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
This Compensation Discussion and Analysis, or CD&A, provides an overview and analysis of the elements of our compensation program for our named executive officers, or NEOs, identified below, the material compensation decisions made under that program and reflected in the executive compensation tables that follow this CD&A and the material factors considered in making those decisions. As a company dedicated to a pay-for-performance culture, we aim to provide our NEOs with compensation that is significantly performance-based. Our executive compensation program is designed to align executive pay with our performance on both short and long-term bases, link executive pay to specific, measurable results intended to create value for stockholders, and utilize compensation as a tool to assist us in attracting and retaining the high-caliber executives that we believe are critical to our long-term success. We believe that the key to our success is the long-term stockholder value that is created by our employees. Our compensation philosophy is weighted towards providing equity awards, and we believe this helps to retain our executives and aligns their interests with those of our stockholders by allowing them to participate in the longer-term success of our company as reflected in stock price appreciation. For example, we provide many of our employees, including our NEOs, with an equity award upon hire, which we believe motivates the employee to think of themselves as an owner of the company and that, as an owner, their respective decisions will make a difference to stockholder value.
Compensation for our NEOs consists primarily of the elements, and their corresponding objectives, identified in the following table.

Compensation Element	Primary Objective
Base Salary	To recognize performance of job responsibilities and to attract and retain individuals with superior talent.
Annual Cash Bonus	To reward individual contributions to the achievement of the company’s performance objectives.
Equity Awards
To emphasize our long-term performance objectives, encourage the maximization of stockholder value and retain key executives by providing an opportunity to participate in the ownership of our common stock.

Retirement Savings (401(k))	To provide an opportunity for tax-efficient savings and long-term financial security.
The compensation committee has primary authority to determine and approve compensation decisions with respect to our NEOs; provided, however, that our Co-Founders make recommendations to the compensation committee regarding the compensation of the NEOs, excluding themselves. In alignment with the objectives set forth above, the compensation committee determines overall compensation and its allocation among the elements described above, in reliance upon the judgment and general industry knowledge of its members obtained through years of service with comparably-sized companies in our and similar industries.
Our Named Executive Officers
We have elected to provide disclosure in this section for all of our executive officers, whom we refer to as NEOs in this section for simplicity. For the year ended December 31, 2019, our NEOs are:

•	Niraj Shah, Co-Founder, Chief Executive Officer and President, Director (Co-Chairman)

•	Steven Conine, Co-Founder, Director (Co-Chairman)

•	Michael Fleisher, Chief Financial Officer

•	Edmond Macri, Chief Product & Marketing Officer

•	James Miller, Interim Chief Technology Officer, Director

•	Thomas Netzer, Chief Operating Officer

•	Stephen Oblak, Chief Merchandising Officer
Our compensation decisions for the NEOs in 2019 are discussed below in relation to each of the above-described elements of our compensation program. The discussion below is intended to be read in conjunction with the executive compensation tables and related disclosures that follow this CD&A.

Compensation Overview
Our overall compensation program is structured to attract, motivate and retain highly qualified executives by paying them competitively, consistent with our success and their contribution to that success. We believe compensation should be structured to ensure that a significant portion of an executive’s compensation opportunity will be related to factors that directly and indirectly influence stockholder value. Our pay practices are focused on providing our executives with a significant amount of their compensation in the form of upfront equity grants, which we believe attracts and retains the highest caliber employees and aligns our employees’ long-term interests with our stockholders’ interests. In addition, a NEO’s compensation may include additional equity grants based on performance or promotions. Our NEOs, who are all employed on an at-will basis, receive limited perquisites and, except for our Co-Founders and Mr. Miller who currently do not receive bonuses, moderate annual cash bonuses based on personal performance, rather than short-term corporate goals. We offer a qualified 401(k) retirement plan with employer matching, but do not offer nonqualified deferred compensation plans, supplemental executive retirement plan benefits or formal cash severance programs.
Determination of Compensation
The compensation committee has the primary authority to determine and approve compensation paid to our NEOs. The compensation committee is charged with, among other things, reviewing compensation policies and practices to ensure adherence to our compensation philosophies and that the total compensation paid to our NEOs is fair, reasonable and competitive, taking into account our position within our industry, including our comparative performance, and our NEOs’ level of expertise and experience in their respective positions. In furtherance of the considerations described above, the compensation committee is primarily responsible for determining NEO base salaries, assessing the performance of the Chief Executive Officer and other NEOs for each applicable performance period and approving the equity awards and cash bonuses to be paid to our Chief Executive Officer and other NEOs for each year. To aid the compensation committee in making its determinations, the Co-Founders provide recommendations at least annually to the compensation committee regarding the compensation of all NEOs, excluding themselves, and they also provide individual performance assessments that are used in determining awards under our annual cash bonus program. The performance of our NEOs is reviewed at least annually by the compensation committee, and the compensation committee approves each NEO’s compensation at least annually.
In determining compensation for our NEOs, the compensation committee considers each NEO’s particular position and responsibility and relies upon the judgment and industry experience of its members, including their knowledge of competitive compensation levels in our industry. We believe that compensation should be competitive with compensation for executive officers in similar positions and with similar responsibilities in our marketplace. Neither we nor the compensation committee used a compensation consultant to assist in determining NEO compensation in 2019 or benchmarked the compensation for our NEOs against the compensation of our peers.
In 2017, we asked our stockholders, through an advisory vote, to approve the compensation of our NEOs. The 2017 advisory vote received the approval of 99.9% of the votes cast on the proposal. Although the results of the say on pay vote are advisory and not binding on the company, the board of directors or the compensation committee, we value the opinions of our stockholders and take the results of the say on pay vote into account when making decisions regarding the compensation of our NEOs. In 2016, our stockholders approved, on an advisory basis, a frequency of every three (3) years for casting advisory votes to approve executive compensation. Due to the vote of stockholders on the matter, as well as the long-term focus of our compensation philosophy, we adopted a three-year interval for the advisory vote on executive compensation. Accordingly, a stockholder advisory vote will occur at this year’s Annual Meeting.
Elements of Our Executive Compensation Program
Base Salary
Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain talent. The compensation committee reviews base salaries of our NEOs in the first quarter of each year. Base salary is set at the compensation committee’s discretion after taking into account the recommendations of our Co-Founders regarding NEOs, excluding themselves, our company-wide target for base salary increases for all employees, the competitive landscape, inflation, changes in the scope of an executive officer’s job responsibilities, and other components of compensation and other relevant factors. Currently, the maximum NEO base salary is $200,000 and none of our NEOs received an increase in base salary during 2019. The base salaries for our NEOs for 2019 were as follows:

NEO	Base Salary ($)
Niraj Shah	80,000
Steven Conine	80,000
Michael Fleisher	200,000
Edmond Macri	200,000
James Miller	180,000
Thomas Netzer	200,000
Stephen Oblak	200,000
Annual Cash Bonuses
All of our NEOs are eligible to participate in a discretionary annual cash bonus program which provides the opportunity to earn a cash bonus award that ranges from 0% to 25% of base salary. The compensation committee determines NEO bonuses after the completion of the applicable fiscal year based on the overall personal performance of the NEOs, and such bonuses are then typically paid in the first quarter of the following year. Each of Messrs. Fleisher, Macri, Netzer and Oblak received a cash bonus award of 25% of his base salary, or $50,000, for 2019. Messrs. Shah and Conine, and Mr. Miller, as our Interim Chief Technology Officer and a director, do not currently participate in our cash bonus program.
Equity Awards
A large portion of our NEOs’ total compensation is stock-based compensation in furtherance of our focus on long-term performance, which we believe is tied to retention and increasing stockholder value. Our NEOs receive sizable equity awards at the time of hire and are eligible to receive additional awards at the time of a promotion or at other times at the discretion of our compensation committee. NEOs do not necessarily receive equity awards on an annual basis. Therefore, an NEO’s compensation, as reported in the Summary Compensation Table, may fluctuate materially from year to year depending on whether a grant was made in a particular year. To support our retention strategy and align the interests of our NEOs with those of our stockholders, we generally grant Restricted Stock Units, or RSUs, that vest over a longer period of four (4) or five (5) years, subject to the NEO’s continued employment on each applicable vesting date. As our compensation philosophy has continued to evolve and our leadership team has grown, we have also started to introduce RSUs with more unique, tailored vesting schedules to facilitate promotions, role changes and the evolution of our management team. NEO equity awards (including grant amounts and vesting schedules), whether for new hires or follow-on grants, are determined at the compensation committee’s discretion after taking into account other direct compensation elements, the recommendations of our Co-Founders regarding NEOs, excluding themselves, and the landscape in which we compete for executive talent.
In 2019, the compensation committee granted the following time-based RSU awards to our NEOs:

NEO	Shares of Class A Common Stock Subject to RSU (#)
Niraj Shah	—
Steven Conine	—
Michael Fleisher	—
Edmond Macri	—
James Miller (1)	21,000
Thomas Netzer (2)	17,000
Stephen Oblak	—

(1)
In connection with Mr. Miller’s appointment to Interim Chief Technology Officer in August 2019, Mr. Miller was granted RSUs which vest over six (6) months in substantially equal monthly installments, subject to his continued service as Interim Chief Technology Officer on each applicable vesting date.

(2)
In connection with Mr. Netzer’s promotion to Chief Operating Officer, Mr. Netzer was granted RSUs which vest over two (2) years in eight (8) substantially equal quarterly installments, subject to his continued service on each applicable vesting date.

For more information on these awards, see the “Grants of Plan-Based Awards in 2019” table below.

Defined Contribution Plans
We maintain a defined contribution plan that is tax-qualified under Section 401(a) of the Internal Revenue Code, or the Code, which we refer to as the 401(k) Plan. The 401(k) Plan permits our eligible salaried employees to defer receipt of portions of their eligible salaries, subject to certain limitations imposed by the Code, by making contributions to the 401(k) Plan, including flexible compensation contributions, Roth contributions, catch-up contributions and after-tax contributions.
We provide matching contributions to the 401(k) Plan in an amount equal to 100% of each participant’s pre-tax contribution up to a maximum of 4% of the participant’s annual eligible cash compensation, subject to certain other limits. In 2019, we made a company contribution to the 401(k) Plan in an amount equal to approximately $27.9 million. Participants are 100% vested in all contributions, including company contributions. The 401(k) Plan is offered on a nondiscriminatory basis to all of our salaried employees, including NEOs.
The compensation committee believes that matching contributions assist us in attracting and retaining talented employees and executives. The 401(k) Plan provides an opportunity for participants to save money for retirement on a tax-deferred basis and to achieve financial security, thereby promoting retention.
Employment and Change in Control Arrangements
Employment Agreements
We have entered into employment letter agreements with certain of our NEOs, the material terms of which are described below.
Messrs. Shah and Conine: We entered into amended and restated employment letter agreements with Messrs. Shah and Conine on May 6, 2014, which entitle each of Messrs. Shah and Conine to receive an annual base salary, subject to periodic increases (but not decreases) at the discretion of the board of directors. The letter agreements also entitle them to participate in the employee benefit plans and programs that we offer to our other full-time employees. Messrs. Shah’s and Conine’s employment letter agreements contain restrictive covenants which prohibit them from competing with us or soliciting our employees, consultants or suppliers for twenty-four (24) months following termination of employment. Pursuant to Messrs. Shah’s and Conine’s employment letter agreements, if we terminate their employment without cause (as defined in the employment letter agreements) or if they resign for good reason (as defined in the employment letter agreements) they will receive healthcare benefit continuation until the earlier of (i) the last day of the applicable COBRA period and (ii) twenty-four (24) months following termination.
Mr. Fleisher: We entered into an employment letter agreement with Mr. Fleisher on October 2, 2013, which was amended on May 5, 2014, and which entitled him to an initial annual base salary of $350,000, which he agreed to reduce to $200,000 commencing in January 2016. The employment letter agreement also provided Mr. Fleisher with an annual bonus between 0% and 20% of his annual salary under our annual cash bonus program and the opportunity to participate in the employee benefit plans and programs that we offer to our other full-time employees. In 2015, we agreed to increase Mr. Fleisher’s annual bonus range to between 0% and 25% of his annual salary, commensurate with our other NEOs. Mr. Fleisher is also subject to the company’s non-compete, non-solicitation, non-disclosure and invention agreement designed for all employees, which agreement generally provides that he will not disclose confidential information of the company nor solicit any employee, contractor, customer or supplier of the company.
We have not entered into employment agreements with Messrs. Macri, Miller, Netzer or Oblak.
Restricted Stock Unit Vesting
The award agreements governing the NEOs’ outstanding RSU awards provide that, in the event an NEO is terminated for any reason other than cause (excluding a resignation by the NEO or a termination as a result of the NEO’s death or disability) within twelve (12) months following a change in control (as each such term is defined in the applicable award agreement), 50% of the NEO’s unvested RSUs will vest; provided, that, for Mr. Fleisher, 100% of his unvested RSUs will vest in the same double-trigger scenario.

Other Elements of Compensation and Perquisites
We maintain broad-based benefits that are provided to all employees, including our NEOs. These benefits include a 401(k) retirement savings plan with matching contributions, a group health plan, group term life insurance and health and financial wellness programs. For more information about our 401(k) plan, see the discussion above under the heading “Defined Contribution Plans.” Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. However, we have provided certain perquisites to our NEOs in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes. In 2019, in connection with his promotion and relocation from Europe to the United States, we provided Mr. Netzer with a one-time relocation payment.
Summary Compensation Table
The following table sets forth certain information with respect to the compensation paid to our NEOs for the years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Niraj Shah, Co-Founder, Chief Executive Officer and President, Director (Co-Chairman)	2019	80,000	—	—	3,237	83,237
	2018	80,000	—	—	3,212	83,212
	2017	80,000	—	—	3,200	83,200
Steven Conine, Co-Founder, Director (Co-Chairman)	2019	80,000	—	—	3,237	83,237
	2018	80,000	—	—	3,212	83,212
	2017	80,000	—	—	3,200	83,200
Michael Fleisher, Chief Financial Officer	2019	200,000	50,000	—	10,092	260,092
	2018	200,000	50,000	23,375,000	10,117	23,635,117
	2017	200,000	50,000	—	615	250,615
Edmond Macri, Chief Product & Marketing Officer	2019	200,000	50,000	—	8,554	258,554
	2018	200,000	50,000	5,100,000	8,339	5,358,339
	2017	200,000	50,000	1,995,000	8,135	2,253,135
James Miller, Interim Chief Technology Officer, Director (4)	2019	70,615	—	2,574,390	—	2,645,005
Thomas Netzer, Chief Operating Officer (5)	2019	224,000	259,885	2,084,030	73,031	2,640,946
Stephen Oblak, Chief Merchandising Officer	2019	200,000	50,000	—	7,784	257,784
	2018	200,000	50,000	5,100,000	7,569	5,357,569
	2017	200,000	50,000	1,995,000	7,231	2,252,231

(1)
Represents the discretionary cash bonuses paid to our NEOs under our annual cash bonus program for such year, paid in the subsequent year. For additional information, see “Annual Cash Bonuses” above. In addition, for Mr. Netzer, the amount reported for 2019 includes a joining bonus of $209,885.

(2)
Represents the aggregate fair value on the grant date of RSUs granted to our NEOs calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. See Note 10 of the “Notes to Consolidated Financial Statements - Equity-Based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of assumptions made in determining the value of our stock awards.

(3)
For Messrs. Shah, Conine, Fleisher, Macri, Miller and Oblak amounts reported for 2019 represent employer contributions under our 401(k) Plan. For Mr. Netzer, amounts reported for 2019 represent employer contributions under our 401(k) Plan and $65,000 attributable to a one-time relocation payment related to his relocation from Europe to the United States in connection with his promotion to Chief Operating Officer.

(4)
Mr. Miller was appointed Interim Chief Technology Officer in August 2019. Mr. Miller was not employed by the company prior to August 2019 and has served as a director since July 2016. Mr. Miller’s 2019 salary reflects a pro-rated amount based on a $180,000 annual base salary, and Mr. Miller’s stock award represents RSUs granted to him in connection with his appointment to Interim Chief Technology Officer. Mr. Miller did not receive any RSUs in 2019 in connection with his service as a director.

(5)
Mr. Netzer joined the company in 2018 and was promoted to Chief Operating Officer in July 2019. He was not a NEO in 2018. Amounts paid in euros have been converted to U.S. dollars using the average daily exchange rates from January 1, 2019 to December 31, 2019 of 1€ to $1.12.

Grants of Plan-Based Awards in 2019
The following table sets forth information regarding the grant of plan-based awards made during 2019 to our NEOs under our 2014 Incentive Award Plan:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Niraj Shah	—	—	—
Steven Conine	—	—	—
Michael Fleisher	—	—	—
Edmond Macri	—	—	—
James Miller	8/6/2019	21,000	2,574,390	(2)
Thomas Netzer	8/6/2019	17,000	2,084,030	(3)
Stephen Oblak	—	—	—

(1)	Represents the aggregate fair value on the grant date of RSUs granted in 2019.

(2)	This RSU award vests over six (6) months in substantially equal monthly installments, subject to Mr. Miller’s continued service as Interim Chief Technology Officer on each applicable vesting date.

(3)	This RSU award vests over two (2) years in eight (8) substantially equal quarterly installments, subject to Mr. Netzer’s continued service on each applicable vesting date.

Outstanding Equity Awards at December 31, 2019
The following table provides information regarding the outstanding equity awards held by our NEOs as of December 31, 2019:

			Stock Awards
Name	Vesting Commencement Date		Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($) (1)
Niraj Shah	—		—	—
Steven Conine	—		—	—
Michael Fleisher	9/15/2015	(2)	3,128	282,677
	1/15/2018	(3)	178,750	16,153,638
Edmond Macri	3/15/2015	(2)	2,500	225,925
	9/15/2015	(2)	2,855	258,006
	3/15/2016	(2)	25,000	2,259,250
	3/15/2017	(2)	22,500	2,033,325
	1/15/2018	(3)	39,000	3,524,430
James Miller	8/1/2017	(4)	330	29,822
	8/1/2018	(4)	512	46,269
	8/1/2019	(5)	7,000	632,590
Thomas Netzer	5/1/2018	(2)	84,000	7,591,080
	8/1/2019	(6)	14,875	1,344,254
Stephen Oblak	3/15/2015	(2)	2,500	225,925
	9/15/2015	(2)	730	65,970
	3/15/2016	(2)	25,000	2,259,250
	3/15/2017	(2)	22,500	2,033,325
	1/15/2018	(3)	39,000	3,524,430

(1)	Amount shown is based on our closing stock price as reported on The New York Stock Exchange on December 31, 2019, the last trading day of our Class A common stock in 2019, of $90.37.

(2)
This RSU award vests over a five (5) year period, with the first 20% of such shares vesting following twelve (12) months of continued employment or service from the vesting commencement date, and an additional 5% of the shares vesting every three (3) months of continued employment or service thereafter.

(3)
This RSU award vests over a five (5) year period, with 5% of such shares vesting following three (3) months of continued service from the vesting commencement date, and an additional 5% of the shares vesting every three (3) months of continued service thereafter.

(4)
This RSU award vests over a three (3) year period, with 1/3rd of such shares vesting following twelve (12) months of continued employment or service from the vesting commencement date, and an additional 1/12th of the shares vesting every three (3) months of continued employment or service thereafter.

(5)	This RSU award vests over six (6) months in substantially equal monthly installments, subject to Mr. Miller’s continued service as Interim Chief Technology Officer on each applicable vesting date.

(6)	This RSU award vests over two (2) years in eight (8) substantially equal quarterly installments, subject to Mr. Netzer’s continued service on each applicable vesting date.

Option Exercises and Stock Vested in 2019
The following table provides information regarding the vesting of RSUs held by NEOs for the year ended December 31, 2019. Our NEOs do not hold any stock options.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Niraj Shah	—	—
Steven Conine	—	—
Michael Fleisher	59,170	7,407,557
Edmond Macri	55,806	7,473,366
James Miller	16,074	1,640,068
Thomas Netzer	38,125	5,346,679
Stephen Oblak	54,474	7,269,288

(1)
The value realized upon vesting has been calculated by multiplying the gross number of shares acquired on vesting by the closing stock price of our Class A common stock on the day prior to the vesting date. Therefore, the amounts shown in this column do not represent the actual amounts paid to or realized by the NEO during fiscal 2019.

Equity Compensation Plan Information
The following table provides information as of December 31, 2019 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders (1)	8,156,342	(2)	$3.00	(3)	5,111,305
Equity compensation plans not approved by security holders	N/A		N/A		N/A

(1)
Consists of our Second Amended and Restated 2010 Incentive Plan and our 2014 Incentive Award Plan. Our 2014 Incentive Award Plan contains an evergreen provision whereby the shares available for future grant are increased on the first day of each calendar year beginning January 1, 2016 and ending on and including January 1, 2024 by the least of (A) 2,500,000 shares, (B) 2% of the aggregate number of shares of Class A common stock and Class B common stock outstanding on the final day of the immediately preceding calendar year and (C) such smaller number of shares as determined by the board of directors. Accordingly, on each of January 1, 2016, January 1, 2017, January 1, 2018, January 1, 2019, and January 1, 2020, the number of shares available for future issuance under our 2014 Incentive Award Plan was increased by 1,686,216 shares, 1,716,618 shares 1,764,172 shares, 1,814,952 shares, and 1,872,009 shares, respectively, pursuant to the terms of such plan.

(2)	Consists of 43,606 shares issuable upon exercise of outstanding stock options and 8,112,736 shares issuable upon vesting of outstanding RSUs.

(3)	The weighted average exercise price includes all outstanding stock options, but does not include RSUs which do not have an exercise price.
Pension and Nonqualified Deferred Compensation Plans
Our NEOs do not participate in any pension or nonqualified deferred compensation plans and received no pension benefits or nonqualified deferred compensation during the year ended December 31, 2019.
Potential Payments upon Termination or Change in Control
Certain of our NEOs have an employment letter agreement that provides for certain severance benefits upon termination of employment. See “Employment and Change in Control Arrangements” above for a description of these arrangements with our NEOs. In addition, pursuant to the terms of the award agreements governing their outstanding equity awards, our NEOs are entitled to double-trigger equity acceleration upon termination of their employment for any reason other than cause (excluding a resignation by the NEO or as a result of the NEO’s death or disability) occurring within twelve (12) months following a change in control. Assuming a hypothetical termination of employment effective as of December 31, 2019 by us without cause or by the executive for good reason within twelve (12) months following a change in control, each of our NEOs would have received the following severance benefits:

Name	Payment Type	Termination without Cause/Resignation for Good Reason ($)	Termination without Cause following a Change in Control ($)
Niraj Shah	Benefit Continuation (1)	29,597	29,597
	Equity Vesting (2)	—	—
	Total	29,597	29,597
Steven Conine	Benefit Continuation (1)	29,597	29,597
	Equity Vesting (2)	—	—
	Total	29,597	29,597
Michael Fleisher	Equity Vesting (2)	—	16,436,315
Edmond Macri	Equity Vesting (2)	—	4,150,468
James Miller	Equity Vesting (2)	—	354,341
Thomas Netzer	Equity Vesting (2)	—	4,467,667
Stephen Oblak	Equity Vesting (2)	—	4,054,450

(1)	Represents twenty-four (24) months of COBRA premiums.

(2)
With respect to amount reported as “Equity Vesting” the amount shown represents the market value of the RSUs that would accelerate and is based on our closing stock price as reported on The New York Stock Exchange on December 31, 2019, the last trading day of our Class A common stock in 2019, of $90.37.

CEO Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing disclosure regarding the ratio of the annual total compensation of Niraj Shah, our CEO, to that of our median employee. We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner intended to be consistent with Item 402(u) of Regulation S-K.
We identified the median employee by examining all W-2 reported earnings and similar reported earnings for employees located in jurisdictions outside the United States, excluding our CEO, for those who were employed by us on December 31, 2019. We included all employees, whether employed on a full-time or part-time basis. This reflects an analysis of our global workforce of 18,784 active employees as of December 31, 2019.
After identifying the median employee based on reported earnings through December 31, 2019, we calculated the annual total compensation for 2019 for such employee using the same methodology we used for our NEOs as set forth in the Summary Compensation Table above.
 For 2019, the value of the annual total compensation of the median employee was $41,412. For 2019, the annual total compensation of our CEO was $83,237. The resulting ratio of the two amounts is approximately 2:1.
Compensation Risk
We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk-taking. Our compensation philosophy is weighted towards providing equity awards, and we believe the equity component of our compensation programs assists in protecting against excessive or unnecessary risk-taking by providing our executive officers and other employees with a strong link to our long-term performance, creating an ownership culture and helping to align the interests of our executives and our stockholders. As a result, we do not believe that the risks that may arise from our compensation programs are reasonably likely to have a material adverse effect on us.
Director Compensation
Our employees who also serve as directors do not receive additional compensation for their service as directors. Our non-employee directors receive RSUs, subject to a three (3) year vesting period. We reimburse all directors for reasonable travel expenses incurred in connection with board and committee meetings. We have also entered into indemnification agreements with all of our directors. We do not provide any other benefits, including retirement benefits or perquisites, to our non-employee directors.
The following table shows the compensation we paid our non-employee directors from January 1, 2019 through December 31, 2019:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Julie Bradley	—	93,155	—	93,155
Robert Gamgort	—	101,867	—	101,867
Andrea Jung	—	99,420	—	99,420
Michael Kumin	—	101,867	—	101,867
Jeffrey Naylor	—	101,867	—	101,867
Romero Rodrigues (3)	—	153,865	—	153,865
Anke Schäferkordt	—	186,391	—	186,391

(1)
Represents the aggregate fair value on the grant date of RSUs granted in 2019 computed in accordance with FASB ASC Topic 718. See Note 10 of the “Notes to Consolidated Financial Statements - Equity-Based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of assumptions made in determining the value of our stock awards.

(2)
Each non-employee director receives an initial RSU award upon joining the board with a value of $200,000. In subsequent years, each non-employee director receives an annual follow-on RSU award with a value of $100,000. The value of each RSU award is measured using the closing stock price as reported on The New York Stock Exchange on the day before the applicable board meeting approving such award.

(3)	The amount reported includes $54,445 in incremental fair value attributable to the acceleration of his RSUs in connection with his retirement from the board.
The following table shows the aggregate number of outstanding RSUs held by our non-employee directors as of December 31, 2019:

Name	RSUs (#)
Julie Bradley	2,328
Robert Gamgort	1,383
Andrea Jung	1,835
Michael Kumin	1,740
Jeffrey Naylor	1,740
Romero Rodrigues (1)	—
Anke Schäferkordt	2,287

(1)	Mr. Rodrigues retired from the board on September 17, 2019.

Compensation Committee Report
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with the company’s management. Based on this review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee of the Board of Directors of Wayfair Inc.:
Andrea Jung Michael Kumin (Chairperson) Robert Gamgort

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of February 18, 2020, for:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each holder of more than 5% of our Class A common stock or Class B common stock.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock issuable under options or warrants that are exercisable within sixty (60) days after February 18, 2020 are deemed beneficially owned, and such shares are used in computing the percentage ownership of the person holding the options or warrants but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws.
Our calculation of the percentage of beneficial ownership is based on 67,164,350 shares of our Class A common stock and 26,958,041 shares of our Class B common stock outstanding as of February 18, 2020. This table is based upon information supplied by our directors, executive officers and holders of more than 5% of our Class A common stock or Class B common stock and information contained in Schedules 13D and 13G filed with the SEC. Unless otherwise indicated, the address of all listed stockholders is c/o Wayfair Inc., 4 Copley Place, Boston, MA 02116.

Shares beneficially owned
	Class A		Class B		% Total Voting Power**
Name and address of beneficial owner	Shares	%	Shares	%
Greater than 5% Beneficial Owners:
Baillie Gifford & Co (1)	6,182,928	9.21%	—	—	1.84%
Carlton Square
1 Greenside Row
Edinburgh EH1 3AN, Scotland
Entities affiliated with Bares Capital Management, Inc. (2)	4,416,682	6.58%	—	—	1.31%
12600 Hill Country Blvd, Suite R-230
Austin, TX 78738
Sarah Conine (3)	100	*	1,843,144	6.84%	5.47%
FMR LLC (4)	9,865,017	14.69%	—	—	2.93%
245 Summer Street
Boston, MA 02210
Entities affiliated with Prescott General Partners LLC (5)	5,063,690	7.54%	—	—	1.50%
2200 Butts Road, Suite 320
Boca Raton, FL 33431
Nikunj Shah (6)	—	—	1,843,112	6.84%	5.47%
Ruane, Cunniff & Goldfarb L.P. (7)	3,994,334	5.95%	—	—	1.19%
9 West 57th Street, Suite 5000
New York, New York 10019
Entities affiliated with Spruce House Management LLC (8)	7,015,000	10.44%	—	—	2.08%
435 Hudson Street, 8th Floor
New York, New York 10014
The Vanguard Group (9)	5,517,150	8.21%	—	—	1.64%
100 Vanguard Blvd.
Malvern, PA 19355
Named Executive Officers:
Niraj Shah (10)	613,500	*	13,465,108	49.95%	40.17%
Steven Conine (11)	613,600	*	13,465,948	49.95%	40.17%
Michael Fleisher (12)	166,562	*	—	—	*
Edmond Macri (13)	284,695	*	—	—	*
James Miller (14)	21,048	*	—	—	*
Thomas Netzer	10,110	*	—	—	*
Stephen Oblak (15)	164,205	*	—	—	*
Non-Employee Directors:
Julie Bradley	211	*	—	—	*
Robert Gamgort	30,983	*	—	—	*
Andrea Jung	868	*	—	—	*
Michael Kumin (16)	205,916	*	—	—	*
Jeffrey Naylor	6,977	*	—	—	*
Anke Schäferkordt	—	—	—	—	—
All executive officers and directors as a group (13 persons) (17)	2,118,675	3.15%	26,931,056	99.90%	80.59%
* Represents beneficial ownership of less than 1% of the applicable class of our outstanding capital stock.

** Represents the voting power with respect to all outstanding shares of our Class A common stock and Class B common stock, voting as a single class. Each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to ten votes per share.

(1)
This information is based solely on information reported on a Schedule 13G/A filed on February 3, 2020 on behalf of Baillie Gifford & Co. According to the report, Baillie Gifford & Co has sole voting power with respect to 6,001,893 shares of Class A common stock and sole dispositive power over 6,182,928 shares of Class A common stock.

(2)
This information is based solely on the information reported on a Schedule 13G filed on February 14, 2020 on behalf of Bares Capital Management, Inc. and Brian Bares. According to the report, Bares Capital Management, Inc. has shared voting and dispositive power with respect to 4,411,474 shares of Class A common stock and Brian Bares has sole voting and dispositive power with respect to 5,208 shares of Class A common stock and shared voting and dispositive power with respect to 4,411,474 shares of Class A common stock.

(3)
Consists of (a) 21,399 shares of Class B common stock held by Steven K. Conine 2007 Irrevocable Trust, (b) 100 shares of Class A common stock held by Steven K. Conine Non Exempt Irrevocable Trust; and (c) 1,821,745 shares of Class B common stock held by Steven K. Conine Non Exempt Irrevocable Trust. The trustee of the Steven K. Conine 2007 Irrevocable Trust and the Steven K. Conine 2007 Non Exempt Irrevocable Trust is Sarah Conine, and she exercises voting and investment power over the shares held of record by the trusts.

(4)
This information is based solely on information reported on a Schedule 13G/A filed on February 7, 2020 on behalf of FMR LLC. According to the report, FMR LLC beneficially owns 9,865,017 shares of Class A common stock with sole dispositive power over such shares and sole voting power with respect to 3,303,348 of such shares. According to the report, Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(5)
This information is based solely on information reported on a Schedule 13G/A filed on February 14, 2020 on behalf of Prescott General Partners LLC, Prescott Investors Profit Sharing Trust and Thomas W. Smith. According to the report, Prescott General Partners LLC has shared voting and dispositive power with respect to 3,516,606 shares of Class A common stock, Prescott Investors Profit Sharing Trust has sole voting and dispositive power with respect to 115,684 shares of Class A common stock and Thomas W. Smith has sole voting and dispositive power with respect to 1,250,000 shares of Class A common stock and shared voting and dispositive power with respect to 181,400 shares of Class A common stock.

(6)
Consists of (a) 21,691 shares of Class B common stock held by Niraj Shah 2007 Irrevocable Trust and (b) 1,821,421 shares of Class B common stock held by Niraj Shah 2007 Non Exempt Irrevocable Trust. The trustee of the Niraj Shah 2007 Irrevocable Trust and the Niraj Shah 2007 Non Exempt Irrevocable Trust is Nikunj Shah, and he exercises voting and investment power over the shares held of record by the trusts.

(7)
This information is based solely on information reported on a Schedule 13G filed on February 14, 2020 on behalf of Ruane, Cunniff & Goldfarb L.P. According to the report Ruane, Cunniff & Goldfarb L.P. has sole voting and dispositive power with respect to 3,994,334 shares of Class A common stock.

(8)
This information is based solely on information reported on a Schedule 13G/A filed on November 19, 2019 on behalf of Spruce House Investment Management LLC, Spruce House Capital LLC, The Spruce House Partnership LP, Zachary Sternberg and Benjamin Stein. According to the report Spruce House Investment Management LLC, Spruce House Capital LLC, The Spruce House Partnership LP, Zachary Steinberg and Benjamin Stein each have shared voting and dispositive power with respect to 7,000,000 shares of Class A common Stock and Zachary Sternberg and Benjamin Stein each have sole voting and dispositive power with respect to 15,000 shares of Class A common stock.

(9)
This information is based solely on information reported on a Schedule 13G/A filed on February 12, 2020 on behalf of The Vanguard Group. According to the report, The Vanguard Group has sole voting power with respect to 48,008 shares of Class A common stock, shared voting power with respect to 16,547 shares of Class A common stock, sole dispositive power with respect to 5,458,012 shares of Class A common stock and shared dispositive power with respect to 59,138 shares of Class A common stock.

(10)
Consists of (a) 11,621,996 shares of Class B common stock held by Mr. Shah, (b) the shares described in Note 6 above, which are held by entities affiliated with Mr. Shah and (c) 613,500 shares of Class A common stock held by the Shah Charitable Foundation, of which Mr. Shah’s spouse is President. The trustee of the entities described in Note 6 above is Nikunj Shah, and he exercises voting and investment power over the shares held of record by the trusts.

(11)
Consists of (a) 11,622,804 shares of Class B common stock held by Mr. Conine, (b) the shares described in Note 3 above, which are held by entities affiliated with Mr. Conine and (c) 613,500 shares of Class A common stock held by the Conine Family Foundation, of which Mr. Conine’s spouse is President. The trustee of the entities described in Note 3 above is Sarah Conine, and she exercises voting and investment power over the shares held of record by the trusts.

(12)	Consists of (a) 151,769 shares of Class A common stock and (b) RSUs that will convert into 14,793 shares of Class A common stock within 60 days of February 18, 2020.

(13)
Consists of (a) 2,562 shares of Class A common stock held directly by Mr. Macri, (b) 268,181 shares of Class A common stock held indirectly by Mr. Macri via a revocable trust of which Mr. Macri is the trustee and (c) RSUs that will convert into 13,952 shares of Class A common stock within 60 days of February 18, 2020.

(14)	Consists of (a) 17,548 shares of Class A common stock and (b) RSUs that will convert into 3,500 shares of Class A common stock within 60 days of February 18, 2020.

(15)	Consists of (a) 150,962 shares of Class A common stock and (b) RSUs that will convert into 13,243 shares of Class A common stock within 60 days of February 18, 2020.

(16)
Consists of (a) 193,916 shares of Class A common stock held directly by Mr. Kumin, (b) 4,000 shares of Class A common stock held indirectly by Mr. Kumin via a retirement trust and (c) 8,000 shares of Class A common stock held indirectly via TOF Capital of which Mr. Kumin is the managing member.

(17)
Consists of (a) 2,073,187 shares of Class A common stock, (b) 26,931,056 shares of Class B common stock and (c) RSUs that will convert into 45,488 shares of Class A common stock within 60 days of February 18, 2020.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the company’s directors and executive officers, and persons who own more than 10% of a registered class of the company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the company with copies of all Section 16(a) forms they file.
To the company’s knowledge, based solely on a review of the copies of such reports furnished to the company and written representations that no other reports were required, during the year ended December 31, 2019, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were complied with, with the exception of a late Form 4 filed by the company on behalf of Edmond Macri with respect to the sale of Class A common stock in August 2019.

ADDITIONAL INFORMATION
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice or Proxy Statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
Brokers with account holders who are Wayfair stockholders may be “householding” our proxy materials. A single Notice or Proxy Statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the company that you no longer wish to participate in “householding.”
If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Wayfair Inc., 4 Copley Place, Boston, MA 02116, Attention: Secretary or (3) contact our Investor Relations department by telephone at 857-315-3270. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.
Other Matters
As of the date of this Proxy Statement, the board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.
Annual Reports
The 2019 Annual Report to Stockholders is available at the Investor Relations section of our website, located at investor.wayfair.com. Requests for copies of our 2019 Annual Report to Stockholders may also be directed to the Secretary, Wayfair Inc., 4 Copley Place, Boston, MA 02116.
We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a Wayfair stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Secretary, Wayfair Inc., 4 Copley Place, Boston, MA 02116.

By Order of the Board of Directors,
/s/ ENRIQUE COLBERT
Enrique Colbert General Counsel and Secretary
March 31, 2020

wayfair

WAYFAIR INC.
4 COPLEY PLACE
BOSTON, MA 02116

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/wayfair2020**

You may attend the Meeting via live audio webcast on the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D00383-P32860

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WAYFAIR INC.

The Board of Directors recommends you vote FOR the following proposal:

1. Election of Directors

Nominees:	**For**	**Abstain**
1a. Niraj Shah	☐	☐
1b. Steven Conine	☐	☐
1c. Julie Bradley	☐	☐
1d. Andrea Jung	☐	☐
1e. Michael Kumin	☐	☐
1f. James Miller	☐	☐
1g. Jeffrey Naylor	☐	☐
1h. Anke Schäferkordt	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
2. To ratify the appointment of Ernst & Young LLP as the Corporation's independent registered public accountants for the fiscal year ending December 31, 2020.	☐	☐	☐
3. A non-binding advisory resolution to approve executive compensation.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D00384-P32860

WAYFAIR INC.
Annual Meeting of Stockholders
May 12, 2020, 11:00 AM
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The stockholder hereby appoints Niraj Shah, Michael Fleisher and Enrique Colbert, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Wayfair Inc. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, Eastern Time, on May 12, 2020 and any adjournment or postponement thereof. All previous proxies are hereby revoked.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side